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MCDERMOTT, WILL & EMERY

                                        May 10, 2001



SafeScience, Inc.
31 St. James Avenue, 8th Floor
Boston, MA  02116

         Re:      Registration Statement on Form S-3
                  ----------------------------------

Dear Ladies & Gentlemen:

                  At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement"), to be filed by SafeScience, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 for resale of an aggregate of up to 8,425,985 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") representing: (i) 160,000 shares of Common Stock issued to Delta-Omega Technologies, Inc.; (ii) a total of 687,500 shares of Common Stock issuable upon exercise of warrants issued to Wayne State University and the Barbara Ann Karmanos Cancer Institute; (iii) 380,000 shares of Common Stock issuable upon exercise of a warrant issued to Montrose Investments Ltd.; (iv) an aggregate of 4,735,419 shares of Common Stock issued in private placements by the Company completed in December 2000, January 2001 and March 2001 (collectively, the "Private Placements"); (v) an aggregate of 2,364,168 shares issuable upon exercise of warrants issued in the Private Placements; (vi) 67,642 shares of Common Stock issued to a placement agent in connection with the Private Placements; and (vii) an aggregate of 31,256 shares issuable upon exercise of warrants issued to the placement agent in connection with the Private Placements.

                  The Shares may be sold from time to time for the account of certain stockholders of the Company.

                  We have examined the proceedings heretofore taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

                  Based on the foregoing, and assuming that the full consideration for each Share issuable upon exercise of the warrants identified in clauses (ii), (iii), (v) and (vii) above (the "Warrants") is received by the Company in accordance with the terms of the Warrants, it is our opinion that the Shares covered by the Registration Statement will, when issued, be validly issued and outstanding, fully paid and nonassessable.

SafeScience, Inc.
May 10, 2001
Page 2




                  We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                                    Very truly yours,

                                                    /s/ McDermott, Will & Emery
                                                    McDermott, Will & Emery